Exhibit 10.1

TIBCO SOFTWARE INC.

NOTICE OF AWARD OF PERFORMANCE-BASED RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the 2008 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Award and in the Terms and Conditions of Restricted Stock Units, attached hereto as Appendix A.

TIBCO Software Inc. (the “Company”) hereby grants you,                      (the “Employee”), an award of Restricted Stock Units, under the Plan. The date of this Performance-Based Restricted Stock Unit Agreement (the “Agreement”) is February 26, 2010 (the “Grant Date”). Subject to the provisions of the Terms and Conditions of Performance-Based Restricted Stock Units (the “Terms and Conditions”), which constitute part of this Agreement, and of the Plan, the principle features of this grant are as follows:

Award Number:

Number of Restricted Stock Units:

Performance Period:	Fiscal Years 2010 through 2013

Conditional Grant:	This grant of Restricted Stock Units is conditioned on stockholder approval of an amendment to the Plan, at the annual meeting of the Company stockholders to be held on April 22, 2010, to increase the applicable number of Shares which can be issued pursuant to awards under the Plan (the “Plan Amendment”). In no event may Shares ever be issued under this Agreement prior to stockholder approval of the Plan Amendment. If stockholders do not approve the Plan Amendment, then this grant of Restricted Stock Units shall be immediately cancelled and forfeited at no cost to the Company and the Employee will have no further rights thereunder.

Vesting of Restricted Stock Units:	The Restricted Stock Units are eligible to vest only if certain performance-based goals are achieved (as described below) and certain service-based requirements (as described below) are met.*

Performance Based Vesting Component. The actual number of Restricted Stock Units which will be eligible to vest will be determined based on the Company’s non-GAAP EPS and cumulative non-GAAP EPS.

Non-GAAP EPS will be measured in fiscal years 2012 and 2013. The Company’s cumulative non-GAAP EPS will be measured for three (3) and/or four (4) fiscal years, as described below, commencing with fiscal year 2010.

If (i) for fiscal year 2012, the Company achieves non-GAAP EPS equal to $1.00 or greater and (ii) the Company achieves cumulative non-GAAP EPS over the three (3) fiscal years 2010, 2011 and 2012 equal to $2.40 or greater (together, the “2012 Goals”), one hundred percent (100%) of the Restricted Stock Units subject to this Agreement shall become eligible to vest (any Restricted Stock Units that become eligible to vest after satisfaction of the applicable non-GAAP EPS goals are referred to herein as the “Eligible RSUs”) after satisfying the additional service-based vesting schedule discussed below.

If the Company does not achieve the 2012 Goals, the Restricted Stock Units may still become Eligible RSUs if in fiscal year 2013 the following performance goals are achieved. If (i) for fiscal year 2013, the Company achieves non-GAAP EPS equal to $1.00 or greater and (ii) the Company achieves cumulative non-GAAP EPS over the four (4) fiscal years 2010, 2011, 2012 and 2013 equal to $3.00 or greater (together, the “2013 Goals”), one hundred percent (100%) of the Restricted Stock Units subject to this Agreement shall become Eligible RSUs that are scheduled to vest after satisfying the additional service-based vesting schedule discussed below.

For the avoidance of doubt, if the 2012 Goals are achieved, no additional Restricted Stock Units may become Eligible RSUs upon achievement of 2013 Goals. The Company’s fiscal year 2012 (if the Company achieves the 2012 Goals) or fiscal year 2013 (if the Company does not achieve the 2012 Goals but achieves the 2013 Goals) will be referred to herein as the “Determination Year”.

All determinations regarding performance against the non-GAAP EPS and cumulative non-GAAP EPS calculated in accordance with paragraph 14(c) and whether the 2012 Goals and/or 2013 Goals have been met shall be made by the Committee in its sole discretion and all such determinations shall be final and binding on all parties. Restricted Stock Units, if any, will be deemed to have become Eligible RSUs as of the first date after which the Audit Committee of the Board has completed and delivered its calculations of non-GAAP EPS to the Committee, and the Committee has then certified in writing as to whether the 2012 Goals or 2013 Goals (as applicable) have been achieved. This determination shall be made no later than January 31, 2013 with respect to the 2012 Goals, and if applicable, no later than January 31, 2014 with respect to the 2013 Goals.

Service Based Vesting Component. Once the number of Eligible RSUs has been determined pursuant to the performance-based vesting component discussed above, such Eligible RSUs will be scheduled to vest as to one-half (1/2) of the Eligible RSUs on the one-year anniversary of the date the Restricted Stock Units first became Eligible RSUs, and the remaining one-half (1/2) of the Eligible RSUs shall become vested on the second-year anniversary of the date the Restricted Stock Units first became Eligible RSUs, provided Employee remains a Service Provider through each applicable vesting date. Such first one-half of the Eligible RSUs that will be scheduled to vest is referred to herein as the “First Tranche RSUs” and such remaining one-half of the Eligible RSUs that will be scheduled to vest is referred to herein as the “Second Tranche RSUs.”

Additional Vesting Terms and Deferred Share Settlement. Notwithstanding the foregoing, even if the performance-based and service-based vesting components have been satisfied, (i) the settlement of the Restricted Stock Units (e.g., when Shares will be issued in settlement of the vested Restricted Stock Units) will not occur, unless otherwise provided in paragraph 7, until the mandatory deferral date specified in paragraph 8 of the Terms and Conditions; and (ii) Employee may also forfeit vested Restricted Stock Units prior to the date such Shares are settled depending on the Company’s non-GAAP EPS performance in the fiscal year following the Determination Year, as set forth in paragraph 4 of the Terms and Conditions.

IMPORTANT:

* Except as otherwise provided in the Terms and Conditions of this Agreement, Employee will not vest in the Restricted Stock Units unless he or she remains a Service Provider through each applicable vesting date.

Your written signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Terms and Conditions to this Agreement and the Plan. For example, important additional information on vesting and forfeiture of this grant is contained in paragraphs 4, 5, 6 and 7 of the Terms and Conditions. PLEASE BE SURE TO READ ALL OF THE TERMS AND CONDITIONS OF THIS GRANT.

YOU ACKNOWLEDGE AND AGREE THAT IF THE COMPANY STOCKHOLDERS DO NOT APPROVE THE PLAN AMENDMENT THAT THIS RESTRICTED STOCK UNIT AWARD SHALL BE IMMEDIATELY CANCELLED AND FORFEITED AND THAT YOU WILL HAVE NO RIGHTS TO ANY BENEFITS, SHARES OR OTHER CONSIDERATION HEREUNDER AS A RESULT OF SUCH CANCELLATION AND FORFEITURE.

YOUR WRITTEN SIGNATURE BELOW ALSO SHALL BE CONSIDERED YOUR ACKNOWLEDGEMENT AND AGREEMENT THAT THE TERMS AND CONDITIONS OF THIS RESTRICTED STOCK UNIT AGREEMENT SHALL CONTROL AND BE CONSIDERED AN AMENDMENT TO ANY WRITTEN AGREEMENT BETWEEN YOU AND THE COMPANY, INCLUDING SPECIFICALLY ANY WRITTEN EMPLOYMENT AGREEMENT, OFFER LETTER, SEVERANCE AGREEMENT OR YOUR PARTICIPATION IN THE COMPANY’S CHANGE IN CONTROL AND SEVERANCE PLAN, SOLELY WITH RESPECT TO THE VESTING OF THESE RESTRICTED STOCK UNITS IN THE EVENT OF YOUR TERMINATION OF EMPLOYMENT OR A CHANGE OF CONTROL.

[Name]

Date:

Please be sure to retain a copy of your signed Agreement; you may obtain a paper copy at any time and at the Company’s expense by requesting one from Shareholder Services (see paragraph 17 of the Terms and Conditions). You must accept this Agreement by signing a paper copy of the Agreement and delivering it to Shareholder Services.

APPENDIX A

TERMS AND CONDITIONS OF PERFORMANCE-BASED RESTRICTED STOCK UNITS

1. Award. The Company hereby grants to the Employee under the Plan an award of Restricted Stock Units, subject to all of the terms and conditions in this Agreement (including Exhibit A hereto), the attached Notice of Award and the Plan. If and when any Restricted Stock Units are paid to the Employee, par value for the Shares issued will be deemed paid by the Employee by past services rendered by the Employee.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents a right to receive one Share for each vested Restricted Stock Unit pursuant to the terms and conditions of this Agreement and the attached Notice of Award. Unless and until the Restricted Stock Units will have vested in the manner set forth in paragraphs 3, 5, 6 and/or 7, and subject to paragraph 4, the Employee will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units pursuant to paragraph 8, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Payment of any vested Restricted Stock Units will be made in whole Shares only.

3. Vesting Schedule. Subject to paragraphs 4 through 7, the Restricted Stock Units awarded by this Agreement and the attached Notice of Award will vest in the Employee according to the performance-based and service-based vesting set forth on the attached Notice of Award. Restricted Stock Units shall not vest in the Employee in accordance with any of the provisions of this Agreement unless the Employee remains a Service Provider through the applicable vesting dates, except as otherwise provided in paragraphs 5 through 7. Further, the performance-based and service-based vesting schedules set forth on the attached Notice of Award and paragraphs 5 through 7 shall apply to the Restricted Stock Units awarded by this Agreement and the attached Notice of Award without regard to any of the terms set forth in any written agreement between Employee and the Company, including specifically any written employment agreement, severance agreement, offer letter or the TIBCO Software Inc. Change in Control and Severance Plan (the “CICS Plan”). Any acceleration of vesting with respect to the Restricted Stock Units awarded by this Agreement and the attached Notice of Award shall occur solely in accordance with the terms set forth herein and further any term or condition of any written employment agreement, severance agreement, offer letter or the CICS Plan shall not apply to the vesting acceleration of the Restricted Stock Units awarded by this Agreement and the attached Notice of Award.

4. Forfeiture Due to Subsequent Non-GAAP EPS Performance. Notwithstanding the performance-based and service-based vesting terms set forth on the attached Notice of Award and paragraph 3, if the Committee determines, after the Audit Committee of the Board has completed and delivered its calculations of non-GAAP EPS to the Committee, that the Company’s non-GAAP EPS with respect to the first fiscal year immediately following the Determination Year has decreased, as compared to the Company’s non-GAAP EPS achieved with respect to the Determination Year, by more than ten percent (10%), then twenty percent (20%) of the Restricted Stock Units granted hereunder will be forfeited (the “Forfeited RSUs”) immediately at no cost to the Company and the Employee will have no further rights thereunder (unless sooner forfeited in accordance with paragraph 5). One-half (1/2) of the Forfeited RSUs will be deemed to have been forfeited with respect to the First Tranche RSUs (i.e., twenty percent (20%) of the First Tranche RSUs will be deemed forfeited upon such occurrence) and the remaining one-half (1/2) of the Forfeited RSUs will be deemed to have been forfeited with respect to the Second Tranche RSUs (i.e., twenty percent (20%) of the Second Tranche RSUs will be deemed forfeited upon such occurrence).

5. Forfeiture upon Termination of Service; Accelerated Vesting Upon Certain Involuntary Terminations. Notwithstanding any contrary provision of this Agreement or the attached Notice of Award:

(a) In the event Employee ceases to be a Service Provider for any or no reason during the applicable performance-based vesting period and prior to the Restricted Stock Units becoming Eligible RSUs, or if after the Restricted Stock Units have become Eligible RSUs, but prior to satisfaction of the service-based vesting requirements, Employee ceases to be a Service Provider due to any or no reason, the then-unvested Restricted Stock Units awarded by this Agreement and the attached Notice of Award will thereupon be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(b) In the event Employee ceases to be a Service Provider due to a voluntary termination or an involuntary termination of employment without Cause occurring after the Restricted Stock Units have become Eligible RSUs and after the First Tranche RSUs have vested, but prior to the mandatory deferral date specified in paragraph 8, then subject to the forfeiture provisions of paragraph 4, the portion of the vested Restricted Stock Units as of such termination date (one-half (1/2) of the Restricted Stock Units subject to this Agreement) shall remain vested and be settled on the applicable mandatory deferral date specified in paragraph 8. The remaining one-half (1/2) of the Restricted Stock Units subject to this Agreement may become vested as of such a termination date subject to the approval of the Committee, in its sole discretion, pursuant to paragraph 6. Any such Restricted Stock Units that the Committee does not approve to become vested will be forfeited at no cost to the Company and Employee will have no further rights thereunder.

(c) In the event Employee ceases to be a Service Provider due to a voluntary termination or an involuntary termination of employment without Cause occurring after the Restricted Stock Units have become Eligible RSUs and after the Second Tranche RSUs have vested, but prior to the mandatory deferral date specified in paragraph 8, then subject to the forfeiture provisions of paragraph 4, the portion of the vested Restricted Stock Units as of such termination date (the remaining one-half (1/2) of the Restricted Stock Units subject to this Agreement) shall remain vested and be settled on the applicable mandatory deferral date specified in paragraph 8.

6. Committee Discretion. Notwithstanding anything to the contrary in this Agreement and the attached Notice of Award, the Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of: (a) the Eligible RSUs; or (b) the Restricted Stock Units held by any Employee who is not a “covered employee” as that term is defined in Section 162(m) at any time; subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee. Notwithstanding the foregoing however, the Shares underlying such vested Restricted Stock Units shall not be settled, unless otherwise provided in paragraph 7, until after the applicable mandatory deferral date specified in paragraph 8.

7. Change of Control. Pursuant to Section 10 of the Plan, in the event of a Change of Control that occurs:

(a) On or before December 31, 2010, then as of the date of such Change of Control, all of the Restricted Stock Units awarded by this Agreement and the attached Notice of Award will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(b) After December 31, 2010, but before December 31, 2011, if the Company’s non-GAAP EPS determined as of January 31, 2011 was at least $0.64, then twenty-five percent (25%) of the Restricted Stock Units will be deemed to become Eligible RSUs as of the date of the Change of Control. The remaining seventy-five percent (75%) of the Restricted Stock Units will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(c) After December 31, 2011, but before December 31, 2012 (assuming the 2012 Goals were not achieved), if the Company’s cumulative non-GAAP EPS determined as of January 31, 2012 was at least $1.39, then fifty percent (50%) of the Restricted Stock Units will be deemed to become Eligible RSUs as of the date of the Change of Control. The remaining fifty percent (50%) of the Restricted Stock Units will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(d) After December 31, 2012, but before December 2013 (assuming the 2012 Goals and/or the 2013 Goals were not achieved), if the Company’s cumulative non-GAAP EPS determined as of January 31, 2013 was at least $2.25, then one hundred percent (100%) of the Restricted Stock Units will be deemed to become Eligible RSUs as of the date of the Change of Control.

(e) The Committee may, in its sole and absolute discretion, provide for additional vesting acceleration in the event of a Change of Control as provided by paragraph 6. The Company and the acquirer in the Change of Control transaction may also agree in the document reflecting the terms and conditions of the Change of Control to terminate the Eligible RSUs and provide for immediate payment of the applicable consideration being paid in the Change of Control transaction for the vested Shares underlying the Eligible RSUs as provided by Section 1.409A-3(j)(4)(ix) of the Treasury Regulations.

(f) Any Restricted Stock Units that become Eligible RSUs pursuant to this paragraph 7 will be scheduled to vest in accordance with the two (2) year vesting schedule set forth in the Notice of Award and paragraphs 3, 5 and 6, subject to Employee remaining a Service Provider through each relevant vesting date. For the avoidance of doubt and solely with respect to this paragraph 7, the forfeiture provisions set forth under paragraph 4 will be disregarded.

(g) Notwithstanding the foregoing, if Employee is involuntarily terminated within twelve (12) months after the date of the Change of Control for any reason other than Cause, one hundred percent (100%) of the Eligible RSUs then currently held by Employee will be vested on the date of such termination and Shares shall be issued in settlement of such Eligible RSUs as soon as practicable after such termination, but in no event later than five (5) business days, unless Employee is considered to be a “specified employee” within the meaning of Section 409A of the Code and the settlement of the Shares is required to be delayed as provided by paragraph 8 below.

8. Payment after Vesting; Mandatory One-Year Deferral. Restricted Stock Units that vest in accordance with paragraphs 3, 5, 6 or 7 will be settled by the Company issuing whole Shares to Employee (or in the event of Employee’s death, to his or her estate) on the one (1) year anniversary of each applicable vesting date with respect to the date such Eligible RSUs became vested pursuant to the provisions of this Agreement and the attached Notice of Award, subject to paragraph 10 and the other provisions of this Agreement. Notwithstanding the foregoing, if Employee is terminated involuntarily after a Change of Control as specified in paragraph 7(g), the mandatory deferral period shall not apply and the Shares underlying the Eligible RSUs will be issued to Employee as soon as practicable following such termination, but in no event later than five (5) business days, unless (i) the Employee is a “specified employee” within the meaning of Section 409A at the time of such cessation and (ii) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to the Employee on or within the six (6) month period following the date the Employee ceases to be a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of such cessation, unless the Employee dies during such six (6) month period, in which case, the Restricted Stock Units will be paid to the Employee’s estate as soon as practicable following his or her death, subject to paragraph 9. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

9. Payments after Death. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the administrator or executor of the Employee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

10. Withholding of Taxes. The Company or the Employer will withhold a portion of the Shares that have an aggregate market value sufficient to pay all Tax Obligations required to be withheld by the Company or the Employer with respect to the Shares, unless the Committee, in its sole discretion, requires or permits the Employee to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Employee to satisfy his or her Tax Obligations, in whole or in part by one or more of the following (without limitation): (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) selling a sufficient number of such Shares otherwise deliverable to Employee through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. Notwithstanding any contrary provision of this Agreement, no Shares will be issued in settlement of the vested Restricted Stock Units unless and until satisfactory arrangements (as determined by the Company) will have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company or the Employer has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any tax withholding obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares. All Tax Obligations related to the award of Restricted Stock Units and any Shares delivered in payment thereof are the sole responsibility of the Employee. By accepting this award, the Employee expressly consents to the withholding of Shares and to any additional cash withholding as provided for in this paragraph 10. Only whole Shares will be withheld or sold to satisfy any tax withholding obligations pursuant to this paragraph 10. The number of Shares withheld will be rounded up to the nearest whole Share, with a cash refund to the Employee for any value of the Shares withheld in excess of the tax obligation (pursuant to such procedures as the Company may specify from time to time). To the extent that the cash refund described in the preceding sentence is not administratively feasible, as determined by the Company in its sole discretion, the number of Shares withheld will be rounded down to the nearest whole Share and, in accordance with this paragraph 10 and to the maximum extent permitted by law, the Company will retain from salary or other amounts payable to the Employee cash having a sufficient value to satisfy any additional tax withholding.

11. Section 280G. In the event that the acceleration benefits provided for in paragraph 7 (or pursuant to paragraph 6, if applicable) when combined with any other severance and other benefits otherwise payable to Employee (collectively the “Severance Benefits”), if any, (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Agreement, Employee would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s acceleration benefits under this Agreement will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such Severance Benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Employee on an after-tax basis, of the greatest amount of Severance Benefits, notwithstanding that all or some portion of such Severance Benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this paragraph 11 will be made in writing by the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this paragraph 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph 11.

12. Rights as Stockholder. Subject to paragraph 10, neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

13. Dividend Equivalents. Employee shall have no right to the payment of any dividends or distributions until such time as the Shares have been actually issued to the Employee with respect to the vested Restricted Stock Units after the mandatory deferral period specified in paragraph 8.

14. Definitions. For purposes of this Agreement and the attached Notice of Award:

(a) “Cause” shall have the meaning set forth in Employee’s written employment agreement with the Company, provided that if Employee is not a party to any such written employment agreement with the Company, “Cause” shall mean (i) an act of fraud or personal dishonesty undertaken by Employee in connection with the Employee’s responsibilities that is intended to result in substantial gain or personal enrichment of the Employee at the expense of the Company, (ii) Employee’s conviction of, or plea of nolo contendere to, a felony, (iii) Employee’s gross misconduct in connection with the performance or failure of performance of a material component of the Employee’s responsibilities that is materially injurious to the Company, or (iv) Employee’s continued substantial violations of his or her duties after the Employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Employee has not substantially performed such duties.

(b) “Change of Control” shall have the same meaning as provided in Section 2.7 of the Plan, provided, however, that Sections 2.7(iv) and 2.7(v) and of the Plan shall not apply as to the determination of whether a Change of Control has occurred with respect to paragraph 7 and the Restricted Stock Units granted under this Agreement and the attached Notice of Award.

(c) “Non-GAAP EPS” shall mean the Company’s consolidated GAAP net income at the point of measurement adjusted for: (i) stock-based compensation expense; (ii) amortization and impairment of acquired intangible assets; (iii) acquisition related charges incurred after the issuance of a signed or definitive term sheet that include third party legal, banker, accounting, other advisory fees and severance costs for terminated employees of the acquired company for employees that are terminated within 90 days of the acquisition date for completed, in process or uncompleted transactions; (iv) fair value deferred revenue adjustments in accordance with business combination standards that are at least five (5) million dollars or greater from acquisitions (per acquisition); (v) non-cash expenses incurred in connection with the impairment or write-off of goodwill, in-process research and development or any other intangible assets; (vi) costs related to approved restructuring activities that are separately disclosed in the Company’s GAAP financial statements; (vii) litigation settlements and third party legal expenses associated with litigation settlements; (viii) gains and losses on equity investments; (ix) other non-recurring extraordinary items that are separately disclosed in the Company’s GAAP financial statements; (x) non cash interest income and expense; (xi) adjustments for changes in the valuation allowance recorded against the Company’s deferred tax assets in accordance with GAAP; and (xii) the income tax effects of the preceding adjustments; divided by diluted GAAP shares.

15. No Effect on Employment. The terms of the Employee’s employment with his or her Employer are governed by applicable local law and any relevant employment agreement. This Agreement and the attached Notice of Award do not constitute an express or implied promise of continued employment for any period of time. The Employee may terminate his or her employment and the Employer may terminate the Employee’s employment in accordance with applicable local law and any relevant employment agreement.

16. Labor Law. By accepting this award of Restricted Stock Units, the Employee acknowledges that: (a) the award of Restricted Stock Units is a one-time benefit which does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units; (b) all determinations with respect to any future awards, including, but not limited to, the times when the Restricted Stock Units shall be granted, the number of Shares subject to each award of Restricted Stock Units and the time or times when Restricted Stock Units shall vest, will be at the sole discretion of the Company; (c) the Employee’s participation in the Plan is voluntary; (d) the value of this Restricted Stock Units is an extraordinary item of compensation which is outside the scope of the Employee’s employment contract, if any; (e) these Restricted Stock Units are not part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of this Restricted Stock Units ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (h) these Restricted Stock Units have been granted to the Employee in the Employee’s status as an employee of the Company or the Employer; (i) any claims resulting from these Restricted Stock Units shall be enforceable, if at all, against the Company; and (j) there shall be no additional obligations for any subsidiary or affiliate employing the Employee as a result of these Restricted Stock Units.

17. Address for Notices. Any notice to be given to the Company under the terms of this Agreement and the attached Notice of Award will be addressed to the Company, in care of Shareholder Services, TIBCO Software Inc., 3303 Hillview Avenue, Palo Alto, California, 94304, or at such other address as the Company may hereafter designate in writing.

18. Award is Not Transferable. Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will, by the laws of descent or distribution, or to a Service Provider’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child, support, alimony payments or marital property rights. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of Restricted Stock Units, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, Restricted Stock Units granted herein and the rights and privileges conferred hereby immediately will become null and void.

19. Binding Agreement. Subject to the limitation on the transferability of Restricted Stock Units contained herein, this Agreement and the attached Notice of Award will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

20. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any foreign, state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Employee (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

21. Plan Governs. This Agreement and the attached Notice of Award are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. In the event of a conflict between one or more provisions of the attached Notice of Award and one or more provisions of the Plan, the provisions of the Plan will govern.

22. Committee Authority. The Committee will have the power to interpret the Plan, this Agreement and the attached Notice of Award and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement and the attached Notice of Award.

23. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

24. Agreement Severable. In the event that any provision in this Agreement or the attached Notice of Award will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement or the attached Notice of Award.

25. Modifications to the Agreement. This Agreement and the attached Notice of Award constitute the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement or the attached Notice of Award in reliance on any promises, representations, or inducements other than those contained herein and therein. Modifications to this Agreement, the attached Notice of Award or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan, this Agreement or the attached Notice of Award, the Company reserves the right to revise this Agreement or the attached Notice of Award as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this award of Restricted Stock Units.

26. Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock Unit award, the Employee expressly warrants that he or she has received a conditional right to receive Shares issued under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

27. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

28. Disclosure of Employee Information. By accepting this Restricted Stock award, the Employee consents to the collection, use and transfer of personal data as described in this paragraph. The Employee understands that the Company and its Subsidiaries hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards of Restricted Stock or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”). The Employee further understands that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. or Asia. The Employee authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any Shares of stock acquired from this award of Restricted Stock of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on his or her behalf. The Employee understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the Human Resources Department for his or her employer.

29. Notice of Governing Law. This Agreement and the attached Notice of Award shall be governed by the laws of the State of Delaware, U.S.A., without regard to its principles of conflict of laws. For purposes of litigating any dispute that arises under this award of Restricted Stock Units, this Agreement or the attached Notice of Award, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts of the United States for the Northern District of California, and no other courts where this award of Restricted Stock Units is made and/or to be performed.